Exhibit 14

POWER OF ATTORNEY

I, Jon J. Skillman, the undersigned President of Fidelity Investments Life Insurance Company ("Fidelity"), hereby constitute and appoint David J. Pearlman, my true and lawful attorney-in-fact, with full power of substitution, to sign for me and in my name in the appropriate capacities the Post-Effective Amendments to Registration Statement (File No. 333-103174), and any supplements or other instruments in connection therewith, and generally to do all such things in my name and behalf in connection therewith as said attorney-in-fact deem necessary or appropriate, to comply with the provisions of the Securities Act of 1933 and Investment Company Act of 1940, and all related requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

/s/Jon J. Skillman

Jon J. Skillman April 25, 2008